Exhibit-99.1

IAC REPORTS Q4 RESULTS

NEW YORK— February 2, 2011—IAC (Nasdaq: IACI) released fourth quarter 2010 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q4 2010	Q4 2009	Growth	FY 2010	FY 2009	Growth
Revenue	$451.4	$355.7	27%	$1,636.8	$1,346.7	22%

Operating Income Before Amortization	48.5	42.0	15%	189.6	121.9	56%
Adjusted Net Income	27.0	26.9	0%	93.0	84.3	10%
Adjusted EPS	0.26	0.20	27%	0.83	0.59	40%

Operating (Loss) Income	(21.4)	(1,035.6)	98%	49.8	(1,038.0)	NM
Net Income (Loss)	87.0	(1,012.9)	NM	99.4	(978.8)	NM
GAAP Diluted EPS	0.90	(7.94)	NM	0.93	(7.06)	NM

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•            Q4 revenue increased 27% led by double digit growth at Search, Match and Media & Other.  Operating Income Before Amortization increased 15% despite $14.8 million in restructuring and transaction expenses.

•            Free Cash Flow for the twelve months ended December 31, 2010 was $252.5 million, up 16% over the prior year period, while cash flow from operating activities attributable to continuing operations was $340.7 million.

•            On December 1, 2010 IAC completed the tax-free exchange of the capital stock of its wholly-owned subsidiary that held Evite, Gifts.com and IAC Advertising Solutions and approximately $218 million in cash for Liberty Media Corporation’s remaining 12.8 million shares in IAC (the “Liberty Exchange”).

•              Q4 net income (loss) reflects:

•                  A $140.8 million gain related to the Liberty Exchange and a $21.5 million after-tax loss related to the shutdown of an early stage business, which impacted GAAP EPS by $1.24.

•                  After-tax impairment charges related to goodwill and intangible assets of $41.8 million and $991.9 million in 2010 and 2009, respectively, which impacted GAAP EPS by $0.43 and $7.77, respectively.

Principal Areas of Focus:

•            Search: Mindspark launched 24 new proprietary products and added 49 new distribution partners in 2010; The Daily Burn’s “Calorie, Workout, and Fitness Companion,” “FoodScanner” and “Push-Up Wars” apps were top 10 in their respective categories in the iPhone app store; Ask.com launched its Q&A service for the iPhone.

•            Local: ServiceMagic grew its service provider network 22% year-over-year to over 82,000 professionals.  Market Hardware increased web solution site sales from less than 300 in 2009 to more than 11,000 in 2010.

•            Personals: Grew subscribers and organic subscribers by 30% and 17%, respectively.

•            Media:  Vimeo launched Vimeo Video School, a free online educational initiative offering more than 800 lessons, tips and tutorials; The Daily Beast completed the formation of its joint venture with Newsweek; Electus acquired Engine Entertainment and formed a partnership with DiGa, an independent production studio headed by Tony DiSanto and Liz Gateley, former MTV programming executives.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q4 2010	Q4 2009	Growth
	$ in millions
Revenue
Search	$235.9	$182.8	29%
Match	108.3	83.3	30%
ServiceMagic	41.3	38.2	8%
Media & Other	66.7	52.0	28%
Intercompany Elimination	(0.8)	(0.5)	-55%
	$451.4	$355.7	27%
Operating Income Before Amortization
Search	$32.7	$30.8	6%
Match	38.8	28.8	34%
ServiceMagic	2.5	1.8	36%
Media & Other	(4.8)	(1.6)	-196%
Corporate	(20.7)	(17.8)	-16%
	$48.5	$42.0	15%
Operating Income (Loss)
Search	$21.3	$(1,018.9)	NM
Match	38.0	22.6	68%
ServiceMagic	2.1	1.4	52%
Media & Other	(37.9)	(2.1)	-1692%
Corporate	(45.0)	(38.6)	-17%
	$(21.4)	$(1,035.6)	98%

Note: On December 1, 2010, IAC completed the tax-free exchange of Evite, Gifts.com and IAC Advertising Solutions with Liberty Media Corporation.  In addition, during the fourth quarter of 2010, InstantAction ceased operations.  Accordingly, the results of the aforementioned businesses are excluded from the tables above and are presented as discontinued operations.

Search

Search includes toolbars and destination websites, including Ask.com and Dictionary.com, through which we primarily provide search services; and CityGrid Media, an online media company that aggregates and integrates local ads and content and distributes them to publishers across web and mobile platforms.

Search revenue reflects growth in revenue per query and queries from distributed and proprietary toolbars, and growth in queries from destination websites.  The increase in revenue per query from distributed and proprietary toolbars is primarily attributable to higher click-through-rates.  The increase in queries from distributed toolbars was driven by growth from existing partners and the contribution from new partners while the increase in queries from proprietary toolbars and destination websites was primarily driven by increased traffic acquisition efforts.  CityGrid Media revenue increased primarily due to the contribution from new resellers and growth from existing resellers.

Profits were favorably impacted by higher revenue, partially offset by $9.6 million in restructuring costs related to Ask.com’s operations and higher traffic acquisition costs.  Operating income in the current year and operating loss in the prior year reflect impairment charges of $11.0 million and $1.045 billion related to the intangible assets and the goodwill and intangible assets, respectively, of IAC Search & Media.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Match

Match revenue benefited from strong growth at Match.com U.S. and People Media, as well as the acquisition of Singlesnet and our venture with Meetic in Latin America, neither of which were in the prior year period.  Excluding the effect of the Singlesnet and Latin America transactions, revenue and subscribers grew 19% and 17%, respectively.  Operating Income Before Amortization was favorably impacted by higher revenue and lower operating expenses as a percentage of revenue.  Operating income in the current year period reflects a decrease of $1.1 million in amortization of intangibles.  Operating income in the prior year period included $4.4 million of amortization of non-cash marketing.

ServiceMagic

ServiceMagic revenue benefited from growth at ServiceMagic International, an 8% increase in domestic accepted service requests and growth at Market Hardware, partially offset by lower average lead acceptance fees.  Despite a 2% decrease in service requests, domestic accepted service requests increased due, in part, to a 22% increase in service providers.  A service request can be transmitted to more than one service provider and is deemed accepted upon transmission.  Domestic service requests in the prior year benefited from higher marketing expenditures.  Lead acceptance fees were impacted by a shift in the mix of requests to lower value service requests.  Profits increased due to lower domestic marketing expenditures, reduced losses at ServiceMagic International and growth at Market Hardware.

Media & Other

Media & Other includes Electus, The Daily Beast, CollegeHumor, Notional, Vimeo, Pronto, Shoebuy.com and Proust.  Revenue growth primarily reflects increased contributions from Shoebuy.com, Notional, Electus, The Daily Beast and Vimeo.  Losses were negatively impacted by increased operating expenses at The Daily Beast and transaction expenses associated with the formation of its joint venture with Newsweek.  Operating loss in the current year period includes a $32.6 million impairment charge related to the goodwill and intangible assets of Shoebuy.com.

Corporate

Corporate expenses increased due to $5.3 million in transaction expenses related to the Liberty Exchange, partially offset by lower depreciation and compensation expense. Operating loss in 2010 was impacted by an increase in non-cash compensation expense of $3.5 million, which is primarily due to an increase in expense attributable to awards granted subsequent to the fourth quarter of 2009, partially offset by awards having become fully vested prior to the fourth quarter of 2010.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Other income (expense) in Q4 2010 reflects a $7.8 million pre-tax write-down of our cost method investment in Zip Express Installation and income of $1.5 million in Q4 2010 versus a loss of $6.0 million in Q4 2009 from unconsolidated affiliates with the year-over-year improvement driven primarily by our investment in Meetic.  The Q4 2009 period was impacted by a $19.9 million pre-tax write-down of the derivative asset related to the Arcandor AG stock and a $3.4 million pre-tax gain related to the sale of our remaining interest in an investment.

Discontinued operations in Q4 2010 includes a $140.8 million gain related to the Liberty Exchange, which was tax free for income tax purposes, and a $21.5 million after-tax loss related to the shutdown of InstantAction.

The tax provision for continuing operations was $5.1 million in Q4 2010 on a pre-tax loss of $27.6 million. The continuing operations tax provision, despite a pre-tax loss, was due principally to non-deductible impairment charges related to goodwill and intangible assets, non-deductible transaction costs related to the Liberty Exchange, interest on tax contingencies and state taxes, partially offset by a net decrease in tax reserves primarily due to expiring statutes and foreign income taxed at lower rates.  The Q4 2010 effective tax rate for Adjusted Net Income was 34% and was lower than the statutory rate of 35% due principally to a net decrease in tax reserves primarily due to expiring statues and foreign income taxed at lower rates, partially offset by state taxes and non-deductible transaction costs related to the Liberty Exchange.  The effective tax rate for continuing operations was 5% in Q4 2009. This effective tax rate was lower than the statutory rate of 35% due principally to non-deductible impairment charges related to goodwill and intangible assets.  The Q4 2009 effective tax rate for Adjusted Net Income was 34% and was lower than the statutory rate of 35% due principally to foreign income taxed at lower rates partially offset by state taxes.

LIQUIDITY AND CAPITAL RESOURCES

On December 1, 2010 IAC completed the tax-free exchange of the capital stock of its wholly-owned subsidiary that held Evite, Gifts.com and IAC Advertising Solutions and approximately $218 million in cash for Liberty Media Corporation’s equity stake in IAC, representing approximately 8.5 million shares of Class B common stock and 4.3 million shares of common stock. As of December 31, 2010, IAC had a total of 88.4 million common and Class B shares outstanding.  IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.  As of December 31, 2010, IAC had 7.2 million shares remaining under its current authorization.

As of December 31, 2010, IAC had approximately $1.3 billion in cash and marketable securities, and $95.8 million in long-term debt.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS

	Q4 2010	Q4 2009	Growth
SEARCH
Revenue by traffic source (a)
Proprietary	72%	73%
Network	28%	27%

MATCH
Paid Subscribers (000s)	1,789	1,377	30%

SERVICEMAGIC
Service Requests (000s) (b)	1,226	1,251	-2%
Accepts (000s) (c)	1,757	1,620	8%

(a)    Proprietary includes proprietary toolbars, Ask.com and Dictionary.com. Network includes distributed toolbars, search and sponsored listings.

(b)   Fully completed and submitted domestic customer requests for service on ServiceMagic.

(c)    The number of times “Service Requests” are transmitted to  domestic Service Providers. A “Service Request” can be transmitted to  more than one Service Provider and is deemed accepted upon transmission.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities. The table below lists these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	1/28/11	Dilution at:

Share Price			$28.17	$30.00	$35.00	$40.00	$45.00

Absolute Shares as of 1/28/11	88.5		88.5	88.5	88.5	88.5	88.5

RSUs and Other	7.5		7.5	7.3	6.9	6.6	6.4
Options	13.4	$22.08	3.5	3.9	5.1	6.0	6.8
Warrants	18.3	$28.07	0.6	1.4	3.6	5.5	6.9

Total Treasury Method Dilution			11.6	12.7	15.6	18.1	20.1
% Dilution			11.6%	12.5%	15.0%	17.0%	18.5%
Total Treasury Method Diluted Shares Outstanding			100.1	101.2	104.1	106.6	108.6

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q4 financial results on Wednesday, February 2, 2011, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenue	$451,427	$355,692	$1,636,815	$1,346,695
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	174,096	118,938	593,816	429,849
Selling and marketing expense	124,719	111,227	492,206	463,439
General and administrative expense	92,862	74,702	316,500	282,393
Product development expense	19,044	14,665	65,097	57,843
Depreciation	16,881	15,310	63,897	61,391
Amortization of intangibles	17,240	131,200	27,472	157,031
Amortization of non-cash marketing	—	8,364	—	15,868
Goodwill impairment	28,032	916,868	28,032	916,868
Total costs and expenses	472,874	1,391,274	1,587,020	2,384,682

Operating (loss) income	(21,447)	(1,035,582)	49,795	(1,037,987)

Other income (expense):
Interest income	1,666	1,672	6,517	10,218
Interest expense	(1,437)	(1,753)	(5,404)	(5,823)
Equity in income (losses) of unconsolidated affiliates	1,486	(6,041)	(25,676)	(14,014)
Other (expense) income, net	(7,820)	(15,242)	(2,546)	100,607
Total other (expense) income, net	(6,105)	(21,364)	(27,109)	90,988

(Loss) earnings from continuing operations before income taxes	(27,552)	(1,056,946)	22,686	(946,999)
Income tax (provision) benefit	(5,105)	51,867	(32,079)	(9,474)
Loss from continuing operations	(32,657)	(1,005,079)	(9,393)	(956,473)
Gain on Liberty Exchange	140,768	—	140,768	—
Loss from discontinued operations, net of tax	(24,915)	(7,884)	(37,023)	(23,439)
Net earnings (loss)	83,196	(1,012,963)	94,352	(979,912)
Net loss attributable to noncontrolling interests	3,768	32	5,007	1,090
Net earnings (loss) attributable to IAC shareholders	$86,964	$(1,012,931)	$99,359	$(978,822)

Per share information attributable to IAC shareholders:
Basic loss per share from continuing operations	$(0.30)	$(7.87)	$(0.04)	$(6.89)
Diluted loss per share from continuing operations	$(0.30)	$(7.87)	$(0.04)	$(6.89)

Basic earnings (loss) per share	$0.90	$(7.94)	$0.93	$(7.06)
Diluted earnings (loss) per share	$0.90	$(7.94)	$0.93	$(7.06)

Non-cash compensation expense by function:
Cost of revenue	$1,445	$988	$4,510	$3,137
Selling and marketing expense	1,385	921	4,228	3,191
General and administrative expense	19,634	17,810	69,082	58,905
Product development expense	2,165	1,461	6,460	4,848
Total non-cash compensation expense	$24,629	$21,180	$84,280	$70,081

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$742,099	$1,245,997
Marketable securities	563,997	487,591
Accounts receivable, net	119,581	93,474
Other current assets	118,308	172,987
Total current assets	1,543,985	2,000,049

Property and equipment, net	267,928	290,333
Goodwill	989,493	967,735
Intangible assets, net	245,044	260,932
Long-term investments	200,721	272,930
Other non-current assets	192,383	223,910
TOTAL ASSETS	$3,439,554	$4,015,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$56,375	$38,212
Deferred revenue	78,175	57,412
Accrued expenses and other current liabilities	222,323	194,653
Total current liabilities	356,873	290,277

Long-term debt	95,844	95,844
Income taxes payable	475,685	450,129
Other long-term liabilities	20,350	23,633

Redeemable noncontrolling interests	59,869	28,180

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	226	223
Class B convertible common stock	16	16
Additional paid-in capital	11,428,749	11,322,993
Accumulated deficit	(652,018)	(751,377)
Accumulated other comprehensive income	17,546	24,503
Treasury stock	(8,363,586)	(7,468,532)
Total shareholders’ equity	2,430,933	3,127,826
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,439,554	$4,015,889

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Twelve Months Ended December 31,
	2010	2009

Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	$94,352	$(979,912)
Less: (earnings) loss from discontinued operations, net of tax	(103,745)	23,439
Loss from continuing operations	(9,393)	(956,473)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	63,897	61,391
Amortization of intangibles	27,472	157,031
Amortization of non-cash marketing	—	15,868
Goodwill impairment	28,032	916,868
Impairment of long-term investments	7,844	4,936
Non-cash compensation expense	84,280	70,081
Deferred income taxes	(6,074)	27,707
Equity in losses of unconsolidated affiliates	25,676	14,014
Gain on sale of Match Europe	—	(132,244)
Gain on sales of investments	(3,989)	(28,835)
Decrease in the fair value of the derivative asset related to Arcandor AG stock	—	58,097
Changes in current assets and liabilities:
Accounts receivable	(32,901)	(18,121)
Other current assets	(8,636)	6,458
Accounts payable and other current liabilities	54,188	18,825
Income taxes payable	76,749	109,009
Deferred revenue	19,653	14,238
Other, net	13,909	9,697
Net cash provided by operating activities attributable to continuing operations	340,707	348,547
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(17,333)	(85,534)
Capital expenditures	(39,829)	(33,938)
Proceeds from sales and maturities of marketable debt securities	763,326	229,583
Purchases of marketable debt securities	(838,155)	(586,274)
Proceeds from sales of investments	5,324	64,046
Purchases of long-term investments	(2,283)	(6,482)
Dividend received from Meetic, an equity method investee	11,355	—
Other, net	(501)	(4,041)
Net cash used in investing activities attributable to continuing operations	(118,096)	(422,640)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(539,598)	(545,489)
Issuance of common stock, net of withholding taxes	25,939	151,933
Excess tax benefits from stock-based awards	14,291	796
Settlement of vested stock-based awards denominated in a subsidiary’s equity	—	(14,000)
Liberty Exchange	(217,921)	—
Other, net	79	1,294
Net cash used in financing activities attributable to continuing operations	(717,210)	(405,466)
Total cash used in continuing operations	(494,599)	(479,559)
Net cash used in operating activities attributable to discontinued operations	(4,601)	(20,527)
Net cash used in investing activities attributable to discontinued operations	(2,944)	(3,965)
Net cash used in financing activities attributable to discontinued operations	—	(547)
Total cash used in discontinued operations	(7,545)	(25,039)
Effect of exchange rate changes on cash and cash equivalents	(1,754)	5,601
Net decrease in cash and cash equivalents	(503,898)	(498,997)
Cash and cash equivalents at beginning of period	1,245,997	1,744,994
Cash and cash equivalents at end of period	$742,099	$1,245,997

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Twelve Months Ended December 31,
	2010	2009
Net cash provided by operating activities attributable to continuing operations	$340.7	$348.5
Capital expenditures	(39.8)	(33.9)
Tax payments related to the dividend received from Meetic, an equity method investee	3.5	—
Tax refunds related to the sale of certain businesses and investments	(51.9)	(96.7)
Free Cash Flow	$252.5	$217.9

For the twelve months ended December 31, 2010, consolidated Free Cash Flow increased by $34.6 million from the prior year period due principally to an increase in Operating Income Before Amortization, partially offset by the payment of discretionary cash bonuses for 2009 in Q1 2010, while cash bonuses for 2008 were paid in Q4 2008, lower net income tax refunds and higher capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Diluted earnings (loss) per share	$0.90	$(7.94)	$0.93	$(7.06)
GAAP Diluted weighted average shares outstanding	96,464	127,650	106,274	138,599
Net earnings (loss) attributable to IAC shareholders	$86,964	$(1,012,931)	$99,359	$(978,822)
Non-cash compensation expense	24,629	21,180	84,280	70,081
Amortization of intangibles	17,240	131,200	27,472	157,031
Amortization of non-cash marketing	—	8,364	—	15,868
Goodwill impairment	28,032	916,868	28,032	916,868
Arcandor impairment	—	151	—	4,593
Gain on sale of Match Europe	—	—	—	(132,244)
Decrease in the fair value of derivatives related to Arcandor AG stock and the Expedia spin-off	—	20,561	43	58,765
Gain on sale of VUE interests and related effects	1,767	2,082	7,010	7,003
Gain on Liberty Exchange	(140,768)	—	(140,768)	—
Discontinued operations, net of tax	24,915	7,884	37,023	23,439
Impact of income taxes and noncontrolling interests	(15,797)	(68,430)	(49,442)	(58,278)
Adjusted Net Income	$26,982	$26,929	$93,009	$84,304

Adjusted EPS weighted average shares outstanding	104,699	132,690	112,381	142,958

Adjusted EPS	$0.26	$0.20	$0.83	$0.59

GAAP Basic weighted average shares outstanding	96,464	127,650	106,274	138,599
Options, warrants and RSUs, treasury method	—	—	—	—
GAAP Diluted weighted average shares outstanding	96,464	127,650	106,274	138,599
Options, warrants and RSUs, treasury method not included in diluted shares above	4,982	3,506	3,711	2,357
Impact of RSUs	3,253	1,534	2,396	2,002
Adjusted EPS shares outstanding	104,699	132,690	112,381	142,958

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended December 31, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Search	$32.7	$—	$(11.3)	$—	$21.3
Match	38.8	—	(0.7)	—	38.0
ServiceMagic	2.5	—	(0.4)	—	2.1
Media & Other	(4.8)	(0.2)	(4.8)	(28.0)	(37.9)
Corporate	(20.7)	(24.3)	—	—	(45.0)
Total	$48.5	$(24.6)	$(17.2)	$(28.0)	(21.4)
Other expense, net					(6.1)
Loss from continuing operations before income taxes					(27.6)
Income tax provision					(5.1)
Loss from continuing operations					(32.7)
Gain on Liberty Exchange					140.8
Loss from discontinued operations, net of tax					(24.9)
Net earnings					83.2
Net loss attributable to noncontrolling interests					3.8
Net earnings attributable to IAC shareholders					$87.0

Supplemental: Depreciation
Search	$11.1
Match	2.5
ServiceMagic	1.0
Media & Other	0.6
Corporate	1.7
Total depreciation	$16.9

	For the three months ended December 31, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Amortization of non-cash marketing	Goodwill Impairment	Operating (loss) income
Search	$30.8	$(0.1)	$(128.6)	$(4.0)	$(916.9)	$(1,018.9)
Match	28.8	—	(1.8)	(4.4)	—	22.6
ServiceMagic	1.8	—	(0.5)	—	—	1.4
Media & Other	(1.6)	(0.2)	(0.3)	—	—	(2.1)
Corporate	(17.8)	(20.8)	—	—	—	(38.6)
Total	$42.0	$(21.2)	$(131.2)	$(8.4)	$(916.9)	(1,035.6)
Other expense, net						(21.4)
Loss from continuing operations before income taxes						(1,056.9)
Income tax benefit						51.9
Loss from continuing operations						(1,005.1)
Loss from discontinued operations, net of tax						(7.9)
Net loss						(1,013.0)
Net loss attributable to noncontrolling interests						—
Net loss attributable to IAC shareholders						$(1,012.9)

Supplemental: Depreciation
Search	$8.6
Match	2.5
ServiceMagic	0.9
Media & Other	0.5
Corporate	2.8
Total depreciation	$15.3

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the twelve months ended December 31, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Search	$125.5	$(0.3)	$(12.3)	$—	$112.9
Match	122.1	0.2	(6.8)	—	115.4
ServiceMagic	18.2	—	(1.7)	—	16.4
Media & Other	(12.0)	(0.9)	(6.6)	(28.0)	(47.5)
Corporate	(64.2)	(83.2)	—	—	(147.3)
Total	$189.6	$(84.3)	$(27.5)	$(28.0)	49.8
Other expense, net					(27.1)
Earnings from continuing operations before income taxes					22.7
Income tax provision					(32.1)
Loss from continuing operations					(9.4)
Gain on Liberty Exchange					140.8
Loss from discontinued operations, net of tax					(37.0)
Net earnings					94.4
Net loss attributable to noncontrolling interests					5.0
Net earnings attributable to IAC shareholders					$99.4

Supplemental: Depreciation
Search	$38.3
Match	11.0
ServiceMagic	4.0
Media & Other	2.3
Corporate	8.2
Total depreciation	$63.9

	For the twelve months ended December 31, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Amortization of non-cash marketing	Goodwill Impairment	Operating (loss) income
Search	$91.6	$(0.6)	$(147.9)	$(6.5)	$(916.9)	$(980.2)
Match	94.1	(0.2)	(4.9)	(4.4)	—	84.7
ServiceMagic	21.3	(0.1)	(2.8)	(5.0)	—	13.4
Media & Other	(19.7)	(0.9)	(1.4)	—	—	(22.1)
Corporate	(65.5)	(68.3)	—	—	—	(133.7)
Total	$121.9	$(70.1)	$(157.0)	$(15.9)	$(916.9)	(1,038.0)
Other income, net						91.0
Loss from continuing operations before income taxes						(947.0)
Income tax provision						(9.5)
Loss from continuing operations						(956.5)
Loss from discontinued operations, net of tax						(23.4)
Net loss						(979.9)
Net loss attributable to noncontrolling interests						1.1
Net loss attributable to IAC shareholders						$(978.8)

Supplemental: Depreciation
Search	$33.1
Match	9.8
ServiceMagic	3.3
Media & Other	3.9
Corporate	11.2
Total depreciation	$61.4

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and noncontrolling interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE and related effects, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the HSE sale, (9) impairment of our investment in Arcandor, (10) non-cash gain on the sale of Match Europe, (11) one-time items, and (12) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sale of IAC’s interests in VUE, PRC, HSE, Jupiter Shop Channel and EPI, an internal restructuring and dividends that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and restricted stock. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for stock options and restricted stock units, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the exercise of certain stock options and vesting of restricted stock units and restricted stock, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising credits secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising was available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which were used prior to December 31, 2009.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as technology and supplier agreements, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off was excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which related to the Ask Convertible Notes and certain IAC warrants, were expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Non-cash income or expense reflecting changes in the fair value of the derivative asset related to the Arcandor AG stock was excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative were non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Lisa Jaffa

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7470 / 7326

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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SEE IMPORTANT NOTES AT END OF THIS DOCUMENT